Filed Pursuant to

Rule 424 (b) (3) and (c)

File No. 333-54350

GILEAD SCIENCES, INC.

$250,000,000 Principal Amount

5% Convertible Subordinated Notes due December 15, 2007

and
Shares of Common Stock Issuable upon Conversion of the Notes

This prospectus supplement should be read in conjunction with the prospectus dated February 9, 2001, which is to be delivered with this prospectus supplement.

SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The table and related notes, and the paragraph immediately following the table and related notes, appearing in the prospectus under the heading “Selling Securityholders” is superseded by the following table and related notes, and the following paragraph immediately following the table and related notes:

Name	Principal Amount of Notes Beneficially Owned and Offered(1)	Common Stock Beneficially Owned(1)(2)	Common Stock Offered(1)(2)	Principal Amount of Notes Owned After Completion of Offering	Common Stock Owned After Completion of Offering
1976 Distribution Trust FBO A.R. Lander / Zinterhofer	14,000	569	569	0	0
1976 Distribution Trust FBO Jane A. Lander	14,000	569	569	0	0
Alexandra Global Investment Fund 1, Ltd.	2,500,000	101,781	101,781	0	0
American Motorist Insurance Company	489,000	19,908	19,908	0	0
Arapahoe County Colorado	48,000	1,954	1,954	0	0
Bankgesellschaft Berlin AG	4,500,000	183,206	183,206	0	0
British Virgin Islands Social Security Board	36,000	1,465	1,465	0	0
Brown & Williamson Tobacco Retirement Trust	25,000	1,017	1,017	0	0
Century National Insurance Company	500,000	20,356	20,356	0	0
City of New Orleans	201,000	8,183	8,183	0	0
Credit Suisse First Boston Corporation	100,000	4,071	4,071	0	0
Deutsche Banc Alex Brown Inc	4,775,000	194,402	194,402	0	0
Employee Benefit Convertible Securities Fund (Custodian DTC #955 Bank of America Personal Trust)	75,000	3,053	3,053	0	0
Fidelity Financial Trust: Fidelity Convertible Securities Fund	1,500,000	61,068	61,068	0	0
First Union Securities Inc.	825,000	33,587	33,587	0	0
Forest Alternative Strategies Fund II L.P. ASM	25,000	1,017	1,017	0	0
Forest Global Convertible Fund A-5	1,755,000	71,450	71,450	0	0
Highbridge International LLC	6,852,000	278,961	278,961	0	0
KBC Financial Products USA	2,500,000	101,781	101,781	0	0
Lehman Brothers Inc.	7,225,000	294,147	294,147	0	0
Lipper Convertibles L.P.	1,000,000	40,712	40,712	0	0
LLT Limited	100,000	4,071	4,071	0	0
Local Initiatives Support Corporation	46,000	1,872	1,872	0	0
Merrill Lynch Insurance Group	246,000	10,015	10,015	0	0
Nabisco Holdings	29,000	1,180	1,180	0	0
New Orleans Firefighters Pension / Relief Fund	106,000	4,315	4,315	0	0
New York Life Insurance and Annuity Corporation	1,000,000	40,712	40,712	0	0
New York Life Insurance Company	9,000,000	366,412	366,412	0	0
Occidental Petroleum Corporation	194,000	7,898	7,898	0	0
Pacific Life Insurance Company	1,000,000	40,712	40,712	0	0
Pro-Mutual	685,000	27,888	27,888	0	0
Raytheon Master Pension Trust	529,000	21,536	21,536	0	0
RBC Capital Services, Inc. c/o Forest Investment Mngt., L.L.C.	20,000	814	814	0	0
RJR Reynolds	92,000	3,745	3,745	0	0
Robertson Stephens	6,000,000	244,274	244,274	0	0
San Diego County Employees Retirement Association	450,000	18,320	18,320	0	0
SG Cowen Securities Corporation	2,000,000	81,424	81,424	0	0
Shell Pension Trust	428,000	17,424	17,424	0	0
Smithfield Trust Company	10,000	407	407	0	0
State of Maryland Retirement System	2,509,000	83,826	83,826	0	0
The City University of New York	119,000	4,844	4,844	0	0
The Grable Foundation	91,000	3,704	3,704	0	0

Name	Principal Amount of Notes Beneficially Owned and Offered(1)	Common Stock Beneficially Owned(1)(2)	Common Stock Offered(1)(2)	Principal Amount of Notes Owned After Completion of Offering	Common Stock Owned After Completion of Offering
The Grady Hospital Foundation	103,000	4,193	4,193	0	0
Tribeca Investment LLC	8,000,000	325,699	325,699	0	0
Zurich Master Hedge Fund c/o Forest Investment Mngt., L.L.C.	100,000	4,071	4,071	0	0

(1)                                  Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us the information regarding their notes and common stock.

(2)                                  Unless otherwise noted, represents shares of common stock issuable upon conversion of notes.  Gilead’s Board of Directors declared a two-for-one split of the outstanding shares of the company’s common stock for all holders of record as of the close of business on February 2, 2001 and again on February 14, 2002.  Each split was effected in the form of a stock dividend that resulted in a reduction by one-half of the conversion price per share and an increase in the number of shares of common stock issuable upon conversion of the notes on the effective date of each split.  As of February 3, 2001, the notes became convertible at a conversion price of $49.125 per share and as of February 15, 2002, the notes became convertible at a conversion price of $24.5625 per share.  All stock numbers in this supplement have been adjusted to give effect to each of these two-for-one stock splits.

With the exception of Lehman Brothers Inc., none of the selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.  Lehman Brothers Inc. was an initial purchaser of the notes.  The selling holders purchased the notes in private transactions on or after December 13, 2000.

The date of this prospectus supplement is May 8, 2002.